GulfMark Offshore, Inc.
Announces Closing of New Loan Facility
And
Effectiveness of SEC Form S-3

June 8, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that it had closed on a new $175 million loan facility agreement with a group of banks led by DnB NOR Bank ASA. The new secured reducing revolving loan agreement (“New Loan Facility”) is comprised of three separate facilities among the parent company and two of its North Sea operating subsidiaries. The New Loan Facility replaces all of the outstanding bank debt previously financed through two separate secured revolving loan agreements in addition to two separate vessel mortgages. Approximately $81.0 million was refinanced under the new facility compared to the $90.6 million outstanding under the four separate facilities at March 31, 2006, the balance having been repaid from cash on hand. The new facility will mature in 2013 with mandatory reductions beginning in late 2011.

The Company also announced that it’s Shelf Registration Statement on Form S-3, which registered $250 million of securities and/or debt instruments, was declared effective by the Securities and Exchange Commission. This shelf registration statement reflects the new requirements of the amended Securities Act of 1933.

Mr. Bruce Streeter, President, said: “The successful completion of the New Loan Facility and the effectiveness of our S-3 are key components in structuring the financial capability of GulfMark to take advantage of market opportunities as they develop. The New Loan Facility will result in lower interest cost and increased capacity over the next seven years while the shelf registration gives the Company the flexibility to issue a variety of equity/debt instruments should a significant growth opportunity emerge.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact: Edward A. Guthrie, Executive Vice President
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.